Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill CEO James Lambert to Retire

Dana Kammersgard, Dot Hill president, named as successor

CARLSBAD, Calif. – February 10, 2006 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced that its vice chairman and chief executive officer, James L. Lambert will retire from his 22-year executive role with the company, effective March 1, 2006. Following his departure from the company, Lambert will concentrate his efforts on a family business venture outside the technology sector, and will also continue to provide executive guidance to Dot Hill on a consultancy basis. Lambert will also retire from the board of directors.

Dana W. Kammersgard, Dot Hill’s president, will succeed Lambert as chief executive officer, and will also join the board of directors. Kammersgard has served as Dot Hill’s president since August 2004, and previously served as the company’s chief technical officer. In 1984, Lambert and Kammersgard founded Artecon, Inc., a predecessor company to Dot Hill, where Kammersgard served in various positions including senior vice president of engineering and vice president of sales and marketing. Prior to co-founding Artecon, Kammersgard was the director of software development at CALMA, a division of General Electric Company. Kammersgard holds a B.A. in Chemistry from the University of California, San Diego.

During their joint tenure of over two decades with Dot Hill, Lambert and Kammersgard have directed the company through technology advances, market consolidation and economic fluctuations to its most advantageous position to date. In August 2004, Lambert was appointed to the position of vice chairman for the Dot Hill board of directors and Kammersgard was promoted to president of the company. This enabled Lambert to focus more on corporate strategies while Kammersgard ran the day-to-day operations of the company.

“Over the years, Dot Hill has grown to become a leader in the OEM storage systems market, and the company is positioned for much success in the years to come,” said Lambert. “I am confident that Dot Hill will continue to flourish under the leadership of Dana Kammersgard. I look forward to my continuing association with the company as a consultant while I spend my primary focus on my family business.”

“Jim Lambert has led Dot Hill from a small privately held company of about 60 employees in the 1980s to the leading storage company that it is today. His contributions as a corporate leader and visionary will be missed,” said Charles Christ, chairman of the board for Dot Hill. “Furthermore,

Jim has done an excellent job in developing a world-class executive team which will serve the company well into the future.”

“I regret that Jim will be leaving Dot Hill, but we both knew it would happen some day,” said Kammersgard. “It has been a great partnership over these twenty-plus years and we have set the stage for a very exciting future with new products, new customers and new leadership. I look forward to the challenge of leading Dot Hill and its dedicated and talented team of professionals forward to the opportunities that we have created.”

Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.

Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding Dot Hill’s position for growth and as a leader in the storage industry and its ability to deliver new products and attract new customers. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that contribute to the uncertain nature of the forward-looking statements include: the extremely competitive nature of the industry in which the company operates; increasing cost pressures; the company’s reliance on a limited number of key customers and suppliers; the company’s ability to manage growth and attract and retain talented personnel; changing customer preferences in the Open Systems computing market; and other unforeseen supply, technological, intellectual property or engineering issues. However, there are many other risks not listed here that may affect the future business and financial results of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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